Exhibit 4.6

From:	Rosneft Oil Company
Russian Federation
115035 Moscow
26/1 Sofiyskaya embankment

To :	Seadrill Limited
Par-la-Ville Place
14 Par-la-ville Road
Hamilton HM08
Bermuda

North Atlantic Drilling Ltd.
Par-la-Ville Place
14 Par-la-ville Road
Hamilton HM08
Bermuda
________ June 2015
Dear Sirs

1.
We refer to the framework agreement dated 20 August 2014 (as amended from time to time, the "Framework Agreement") between Rosneft Oil Company ("Rosneft"), Seadrill Limited ("Seadrill") and North Atlantic Drilling Ltd. ("NADL" and together with Rosneft and Seadrill, the "Parties" and each a "Party") in relation to, inter alia, the issuance by NADL of a certain number of NADL shares to Rosneft in consideration of the transfer by Rosneft to NADL of the 100% participatory interest in limited liability company "RN Burenie" and the issuance by NADL of certain additional NADL shares to Rosneft in consideration of a cash payment.

2.
In this letter, unless the context requires otherwise, terms defined in the Framework Agreement and not otherwise defined herein, shall have the same meanings in this letter. The principles of interpretation in Clause 1 (Interpretation) of the Framework Agreement shall also apply to this letter. References in the Framework Agreement to the “Agreement” and the “Key Agreements” include this letter and the Framework Agreement as amended by the terms of this letter and the letters dated 7 November 2014 and 13 April 2015.

3.
In accordance with Clause 25.6 of the Framework Agreement, the Parties have agreed to vary the Framework Agreement on the terms of paragraphs 4 and 9 of this letter with effect from 1 May 2015 (the "Effective Date"). The provisions of Clauses 23 to 36 of the Framework Agreement shall apply to this letter as though incorporated herein mutatis mutandis.

4.	The Parties agree that the Framework Agreement shall be amended with effect from the Effective Date as follows:

(A)	Clause 8 shall be deleted and replaced with the following:
“Subject to applicable law, as from the Signing Date, where requested by NADL or Seadrill, Rosneft shall (on a confidential basis) inform NADL or Seadrill (as the case may be) of material developments affecting the Sale Group.”;

(B)	Clause 9 shall be deleted and replaced with the following:
“Subject to applicable law, as from the Signing Date, where requested by Rosneft, NADL shall (on a confidential basis) inform Rosneft of material developments affecting NADL.”; and
(C)    Schedules 2 and 3 shall be deleted in their entirety.

9.
The Parties acknowledge and agree that, although Clause 6.2 of the Framework Agreement requires Rosneft to use its reasonable endeavours to fulfil certain of the Conditions as soon as possible after the date of the Framework Agreement and Clause 6.3 of the Framework Agreement requires NADL and Seadrill to use their respective reasonable endeavours to fulfil certain of the Conditions as soon as possible after the date of the Framework Agreement, with effect from the Effective Date the Parties do not intend to take any steps to satisfy the Conditions unless and until the terms of the Transaction have been renegotiated, as contemplated in paragraph 7 of the letter dated 13 April 2015.

10.
Other than as provided in paragraphs 4 and 9 above, the Framework Agreement shall continue in full force and effect. Nothing in this letter shall be construed as any waiver by any of the Parties of any of the Conditions in the Framework Agreement.

11.
Please confirm your agreement to the terms of this letter by countersigning below and returning one copy to us. This letter may be executed in any number of counterparts and by the Parties on separate counterparts, but shall not be effective unless each Party has executed at least one counterpart. Each counterpart shall constitute an original of this letter, but all the counterparts shall together constitute but one and the same instrument.

Yours faithfully,

/s/ [ILLEGIBLE]
……………………………………………….
Rosneft Oil Company

We acknowledge and agree to the terms of this letter:

/s/ Alf Ragnar Løvdal	June 30, 2015
………………………………………………. North Atlantic Drilling Ltd.	………………………………………………. Date

/s/ Jon Olav Østhus	July 3, 2015
………………………………………………. Seadrill Limited	………………………………………………. Date